Exhibit 10.61
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT dated as of January 5, 2006 (as the same may be amended, restated, supplemented or otherwise modified from time to time hereafter, this “Agreement”), is entered into by and between Columbia Laboratories, Inc., a Delaware corporation having its corporate offices at 354 Eisenhower Parkway, Livingston, New Jersey 07039 (the “Company”), and Michael McGrane (“Executive”).

WITNESSETH:

WHEREAS, Executive was elected Senior Vice President, General Counsel, and Secretary of the Company on January 5, 2006; and

WHEREAS, the Company wishes to continue the employment of Executive on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and Executive desire to enter into this Agreement so the rights, duties, benefits, and obligations of each regarding Executive’s employment for and by the Company will be fully set forth under the terms and conditions stated within this Agreement;

NOW THEREFORE, in consideration of the mutual promises and undertakings hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.  Term. The term of this Agreement shall commence on the date first written above and continue through March 31, 2008, unless this Agreement is earlier terminated in accordance with Section 6 or 8 hereof. The term shall be automatically extended without further action of either party for additional one-year periods, unless written notice of either party’s intention not to extend has been given to the other party hereto at least sixty (60) days prior to the expiration of the then effective term.

2.  Title; Duties.

(a) Executive shall be the Senior Vice President, General Counsel, and Secretary of the Company. Executive will perform duties customarily associated with such position, including, but not limited to, duties relating to the management of the legal affairs of the Company and its affiliates, and such other duties commensurate with the job description as may be assigned to him from time to time by the President of the Company (the “Company President”) or his designee. Executive shall be employed at the Company’s offices located in Livingston, New Jersey. Executive will report to the Company President.

(b) Executive agrees to devote his entire business time and attention to the performance of his duties under this Agreement. He shall perform his duties to the best of his ability and shall use his best efforts to further the interests of the Company. Executive shall perform his duties and will be required to travel as reasonably necessary to perform the services required of him under this Agreement. Executive represents and warrants to the Company that he is able to enter into this Agreement and that his ability to enter into this Agreement and to fully perform his duties hereunder are not limited to or restricted by any agreements or understandings between Executive and any other person. For the purposes of this Agreement, the term “person” means any natural person, corporation, partnership, limited liability partnership, limited liability company, or any other entity of any nature.

(c) Executive will observe the reasonable rules, regulations, policies and/or procedures which the Company may now or hereafter establish governing the conduct of its business, except to the extent that any such rules, regulations, policies and/or procedures may be inconsistent with the terms of this Agreement, in which case the terms of this Agreement shall control.

3.  Employment Contract. The Company and Executive acknowledge that the terms of his employment are set forth in this Agreement. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement, or as may otherwise be available in accordance with the Company’s established written plans and written policies at the time of termination.

4.  Compensation.

(a) Subject to tax withholdings and deductions to cover Executive contributions to, and payments under, applicable Executive benefit and welfare plans and programs, the Company will pay Executive an annual base compensation of $279,500 per year to be paid in accordance with the Company’s normal payroll practices during the term of this Agreement (“Base Salary”). The Company’s Board of Directors (the “Board”) or Compensation Committee of the Board (or any committee of the Board that shall replace such committee) shall review annually Executive’s compensation for increases during the term of this Agreement in conjunction with the Company’s regular review of the salaries of other executive level employees and in consultation with the Company President. At such time, the Company will consider (without any obligation to implement) upward adjustments to Executive’s compensation under this Agreement in a manner consistent with the Company’s practices in effect from time to time.

(b) In addition to Base Salary, Executive also will be eligible to receive an annual performance bonus as the Board or Compensation Committee of the Board (or any committee of the Board that shall replace such committee) shall, in its sole discretion, deem appropriate based upon the parameters and criteria contained in the Company’s bonus plan and in consultation with the Company President. He shall be eligible for a Target Annual Bonus of 40% of his Base Salary as then in effect. This bonus, if any, shall be paid to the Executive within seventy-five (75) days of the end of each calendar year.

(d) Executive also shall be eligible in the sole discretion of the Board or the Compensation Committee of the Board (or any committee of the Board that shall replace such committee) to participate in the Company’s stock option plan as is from time to time in effect, subject to the terms and conditions of such plan. The Executive shall receive a grant of 30,000 restricted shares of the Company’s stock which shares are to vest on the first business day of the calendar month following the Company’s announcement of the results of the Phase III multi-center, randomized, double-blind, placebo-controlled, clinical trial designed to assess the efficacy, safety and tolerability of Prochieve® 8% (progesterone gel) in preventing preterm delivery in pregnant women who are at increased risk for preterm birth. Stock options granted to Executive prior to the date hereof shall not be affected by this Agreement in any manner.

5.  Benefits.

(a)  Executive and Executive’s eligible dependents shall be eligible for all employee benefit programs (including any pension, 401K, group life insurance, group medical and dental, vision, and short-term and long-term disability policies, plans, and programs) generally available to other executive level employees of the Company during the term of this Agreement, in accordance with the terms of those benefit plans.

(b) Executive shall be entitled to accrue paid time off (“PTO”) during the term of this Agreement in accordance with the Company’s standard policy and in an amount commensurate with other executive level employees of the Company.

(c) In accordance with the policies of the Company in effect from time to time, Executive will be entitled to reimburse-ment for approved ordinary and necessary business expenses incurred by him during the term of this Agreement commensurate with other executive level employees of the Company.

6.  Termination.

(a) Death. Executive’s employment shall terminate immediately upon his death.

(b) Disability. Executive’s employment shall terminate upon Executive having a “Disability.” For purposes of this Agreement, “Disability” means a determination by Company in accordance with applicable law that, as a result of a physical or mental illness, Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period of six (6) months.

(c) Termination by Company for Cause. Upon delivery of written notice of termination for “Cause” from Company to Executive, Executive’s employment shall terminate. Termination for “Cause” shall mean termination based on (i) Executive’s failure or refusal to perform, in any material respect, his duties faithfully and diligently in accordance with this Agreement; (ii) gross negligence, recklessness or malfeasance in the performance of Executive’s duties; (iii) Executive committing any criminal act; (iv) Executive committing any act of fraud or other material misconduct resulting or intending to result directly or indirectly in gain or personal enrichment at the expense of Company; (v) Executive willfully engaging in any conduct relating to the business of Company that could reasonably be expected to have a materially detrimental effect on the business or financial condition of the Company; (vi) misconduct which materially discredits or damages Company, or violates Company’s policies or procedures, after Company has notified Executive of the actions Company deems to constitute non-compliance; (vii) Executive materially breaches his obligations under Sections 9 and 10 below, relating to confidential information, non-solicitation and non-competition.

Termination for Cause pursuant to subsections (i), (ii), (iv), or (v) of this Paragraph (c) of Section 6 shall not take effect unless and until the Company complies with the provisions of this paragraph. Executive shall be given written notice by the Company of its intention to terminate him for Cause, stating in detail the particular act(s) or failure(s) to act that constitute the grounds on which the proposed termination for Cause is based. That written notice shall be given to Executive within ninety (90) days of the Company’s learning of such act(s) or failure(s) to act. Executive shall then have thirty (30) days after receipt of such written notice to cure such conduct, to the extent such cure is possible. If Executive fails to cure such conduct on or before the end of the thirty (30) day period, Executive shall be terminated for Cause. If Executive’s conduct is not curable, no notice need be given by the Company before terminating Executive for Cause.

(d) Resignation for Good Reason. Executive may terminate his employment with “Good Reason” (as defined below) upon no fewer than thirty (30) days prior written notice to the Company specifying the reason(s) for the termination. Upon receipt of Executive’s notice of intent to terminate his employment for Good Reason, Company shall have a right to cure the alleged breach or other conduct alleged by Executive to constitute Good Reason within the thirty (30) day period. For purposes of this Agreement, “Good Reason” means (i) Company materially breaches this Agreement; (ii) Company assigns duties to Executive which are materially inconsistent with his duties as set forth in Section 2 or which materially impair his ability to perform the services contemplated hereunder; or (iii) Company has, without Executive’s consent, relocated Executive’s office more than 100 miles from its location at the commencement of this Agreement or (iv) Company substantially reduces the Executive’s job title, responsibilities, or level of authority from that customary for the Senior Vice President, General Counsel, and Secretary of a specialty pharmaceutical company.

(e) Resignation Without Good Reason. Executive may terminate his employment without Good Reason upon no fewer than thirty (30) days prior written notice to the Company. Without Good Reason as used in this Agreement refers to any reason not included as a Good Reason in section 6(d).

(f) Termination by Company Without Cause. Executive’s employment shall terminate thirty (30) days after written notice delivered to Executive of Company’s termination of Executive’s employment for reason other than Death, Disability or Cause.

7.  Compensation Upon Termination

(a) If Executive’s employment is terminated by Company for Cause, by Death or Disability, or if Executive resigns Without Good Reason, Executive shall be entitled to receive:

(i) the Base Salary through the date of termination;

(ii) reimbursement for any previously unreimbursed business expenses properly incurred and documented by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(iii) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company.

(b) If Executive’s Employment is terminated by Company without Cause or by Executive with Good Reason, Executive shall be entitled to:

(i) the Base Salary through the date of termination;

(ii) reimbursement for any previously unreimbursed business expenses properly incurred and documented by Executive in accordance with Company policy prior to the date of Executive’s termination;

(iii)  receive a lump sum payment equal to (1) one times Executive’s Annual Base Salary at the rate immediately in effect before Executive’s Termination Date; and (2) the greater of (A) the cash bonus paid to Executive in the preceding year pursuant to the Company’s bonus plan or (B) the Executive’s target bonus in effect at the time of the termination.

(iv) for a period of twelve (12) months following his Termination Date, continue to receive the medical and dental coverage in effect on his Termination Date (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, as the same may be changed from time to time for employees generally, as if Executive had continued in employment during such period; or, as an alternative, the Company may elect to pay Executive cash in lieu of such coverage in an amount equal to Executive’s after-tax cost of continuing such coverage, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). The COBRA health care continuation coverage period under Section 4980B of the Code, shall run concurrently with the foregoing twelve (12) month benefit period.

(c) If Executive’s Employment is terminated as a result of Company providing written notice to Executive pursuant to Section 1 of this Agreement of Company’s intention not to extend the term of the Agreement, Executive shall be entitled to:

(i) the Base Salary through the end of the term;

(ii)  reimbursement for any previously unreimbursed business expenses properly incurred and documented by Executive in accordance with Company policy prior to the end of the term;

(iii)  receive a lump sum payment equal to (1) one times Executive’s Annual Base Salary at the rate immediately in effect before the end of the term.

8.  Change in Control.

(a) In the event of “Change in Control” of Company, as defined in the Executive Change in Control Severance Agreement dated as of April 8, 2004 (the “Change in Control Agreement”) between the Company and Executive attached hereto as Exhibit A and incorporated by reference as if fully set forth herein, Executive shall be entitled to the benefits, if any, available to him pursuant to the Change in Control Agreement.

9.  Restrictive Covenants.

(a) During Executive’s employment and for a period of one (1) year following the termination of Executive’s employment for any reason, Executive will not compete directly with the Company anywhere in the world by rendering services or providing assistance for himself or on behalf of any other person or entity, in any line of business in which the Company is engaged or has made preparations to engage, as of the termination date of Executive’s employment with the Company. The term “compete” as used herein means that Executive engages in research, development, design, consulting, manufacturing, marketing, promotion or sales with respect to the Company’s business for a third party or for its or his own interest.

(b) Executive agrees that during the period stated in subsection (a) above, he will not (i) directly solicit or encourage in any manner the resignation of any employee of the Company or any of its subsidiaries; or (ii) directly or indirectly solicit or divert customers, vendors, or business of the Company or any of its subsidiaries (provided that Executive may deal with any such customers or vendors in any manner which does not violate the provisions of subsection (a) above); or (iii) attempt to influence, directly or indirectly, any person or entity to cease, reduce, alter, or rearrange any business relationship with the Company or any of its subsidiaries.

(c) Executive acknowledges and agrees that he considers the restrictions set forth in this Section 9 to be reasonable both individually and in the aggregate and that the duration, geographic scope, extent and application of these restrictions are no greater than is necessary for the protection of the Company’s legitimate interests. It is the desire and intent of Executive and the Company that the provisions of this Section 9 shall be enforced to the fullest extent possible under the laws and public policies of the State of New Jersey. The Company and Executive further agree that if any particular provision or portion of this Section 9 shall be adjudicated to be invalid or unenforceable, such adjudication shall apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. The Company and Executive further agree that in the event that any restriction herein shall be found to be void or unenforceable but would be valid or enforceable if some part or parts thereof were deleted or the period or area of application reduced, such restriction shall apply with modification as may be necessary to make it valid and Executive and the Company empower a court of competent jurisdiction to modify, reduce or otherwise reform such provision(s) in such fashion as to carry out the parties’ intent to grant the Company the maximum allowable protection consistent with the applicable law and facts and the express exceptions contained herein.

(d) Without limiting the foregoing, Executive will not be deemed to be in competition with the Company by reason of his employment by an enterprise (“Subsequent Employer”) whose businesses include both (i) activities that involve the Company Technology (“Covered Business”); and (ii) activities that do not involve the Company Technology (“Excluded Business”) upon satisfaction of the following conditions: (A) Executive delivers to the Subsequent Employer a copy of this Agreement or an extract thereof setting forth fully and completely the restrictions set forth in this Section 9; (B) the Subsequent Employer executes and delivers to the Company a written agreement in which, as a condition to Executive’s employment, the Subsequent Employer (1) acknowledges receipt of such restriction, (2) agrees to employ Executive only in the Excluded Business, (3) agrees to cause the executive in charge of the Covered Business to acknowledge such restrictions in writing and agree that Executive will not be permitted to participate in the Covered Business, (4) agrees to establish reasonable internal policies and procedures to prevent violation of such restrictions or disclosure by Executive to personnel engaged in the Covered Business, and (5) agrees that the Company shall be entitled to enforce such agreement directly against the Subsequent employer; and (C) Executive and the Subsequent Employer perform their obligations pursuant to this Agreement and such agreement.

10.  Confidentiality. The Employee Proprietary Information and Inventions Agreement dated March 14, 2003, between the Company and Executive is attached hereto as Exhibit B and incorporated by reference as if fully set forth herein.

11.  Cooperation: Executive agrees to cooperate on a reasonable basis in the truthful and honest prosecution and/or defense of any claim in which the Company, its affiliates, and/or its subsidiaries may have an interest (subject to reasonable limitations concerning time and place), which may include without limitation making himself available on a mutually agreed, reasonable basis to participate in any proceeding involving the Company, its affiliates, and/or its subsidiaries, allowing himself to be interviewed by representatives of the Company, its affiliates, and/or its subsidiaries without asserting or claiming any privilege against the Company, its affiliates, and/or its subsidiaries, appearing for depositions and testimony without requiring a subpoena and without asserting or claiming any privilege against the Company, its affiliates, and/or its subsidiaries, and producing and/or providing any documents or names of other persons with relevant information without asserting or claiming any privilege against the Company, its affiliates, and/or its subsidiaries; provided that, if such services are required after the end of any period during which he is eligible for severance benefits, if any, the Company, its affiliates, and/or its subsidiaries shall provide Executive with reasonable compensation for the time actually expended in such endeavors and shall pay his reasonable expenses incurred at the prior and specific request of the Company, its affiliates, and/or its subsidiaries.

12.  Remedies. Executive acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach of the provisions of this Agreement would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Executive of any provision of this Agreement, it is agreed that, in addition to any available remedy at law, the Company shall be entitled to, without posting any bond, specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable relief or remedy which may then be available; provided, however, nothing herein shall be deemed to relieve the Company of its burden to prove grounds warranting such relief nor preclude Executive from contesting such grounds or facts in support thereof. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach hereof.

13.  Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation, and enforceability of this Agreement shall be determined and governed by the laws of the State of New Jersey without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction of, and agree that such litigation shall be conducted in, any state or federal court located in the State of New Jersey.

14.  Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. The Parties agree that the covenants set forth herein are reasonable. Without limiting the foregoing, it is the intent of the parties that the covenants set forth herein be enforced to the maximum degree permitted by applicable law. As such, the parties ask that if any court of competent jurisdiction were to consider any provision of this Agreement to be overly broad based on the circumstances at the time enforcement is requested, that such court “blue pencil” the provision and enforce the provision to the full extent that such court deems it to be reasonable in scope.

15.  Indemnification. The Indemnification Agreement dated April 8, 2004, between the Company and Executive is attached hereto as Exhibit C and incorporated by reference as if fully set forth herein.

16.  Miscellaneous; Waiver. Executive further agrees that this Agreement, together with the Exhibits incorporated by reference as if fully set forth herein, sets forth the entire employment agreement between the Company and Executive, supersedes any and all prior agree-ments between the Company and Executive, and shall not be amended or added to except in writing signed by the Company and Executive. Executive understands that he may not assign his duties and obligations under this Agreement to any other party and that the Company may, at any time and without further action by or the consent of Executive, assign this Agreement to any of its affiliated companies.

17.  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

18.  Successors and Assigns. This Agreement shall be binding on the successors and heirs of Executive and shall inure to the benefit of the successors and assigns of the Company.

19.  Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed: (a) in the case of the Company, to Columbia Laboratories, Inc., 354 Eisenhower Parkway, Livingston, New Jersey 07039, attn.: General Counsel, and (b) in the case of Executive, to Executive's last known address as reflected in the Company's records, or to such other address as Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed given at the time of receipt thereof by the person to whom such notice is given.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

EXECUTIVE	COLUMBIA LABORATORIES, INC.

/s/ Michael McGrane	/s/ Stephen G. Kasnet
Michael McGrane	Stephen G. Kasnet, Chairman
Date: March 30, 2006	Date: March 30, 2006